INDEPENDENT AUDITORS'S CONSENT

        We consent to the incorporation by reference in Registration Statements Nos. 33-72130, 33-58362 and 33-33846 of Genta Incorporated on Form S-3 and Registration Statement No. 33-85887 of Genta Incorporated on Form S-8 of our report dated April 15, 1999, with respect to the financial statements of Genta Jago Technologies B.V., appearing in this Annual Report on Form 10-K of Genta Incorporated for the year ended December 31, 1998 (which report expressed an unqualified opinion and includes an explanatory paragraph which ibdicates that there are matters that raise substantial doubt about the Company's ability to continue as a going concern).



DELOITTE & TOUCHE EXPERTA LTD.
Basel, Switzerland
April 15, 1999